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                                                                    EXHIBIT 21.1

                       LIST OF SUBSIDIARIES OF REGISTRANT

                               Centigram Asia Limited
                       Centigram Australasia Pty Limited
                   Centigram Communications (Barbados), Inc.
                             Centigram Europe B.V.
                              Centigram UK Limited